EXHIBIT 99.1

                            [SIX FLAGS LOGO OMITTED]

                    SIX FLAGS REPORTS SECOND QUARTER RESULTS
                    ----------------------------------------

Total Revenue Per Capita Up 15% as Company Continues to Improve Guest Experience

                     Company's Lenders Relax Loan Covenants,
                    Providing Increased Financial Flexibility

New York, NY - August 2, 2006 - Six Flags, Inc. (NYSE: SIX) today announced operating results for its second quarter and the six months ended June 30, 2006.

Total revenue per capita for the quarter increased by $4.80, or 15%, to $36.95, reflecting the Company's ongoing strategy to rebuild its brand and price integrity by improving and diversifying the overall guest experience at its parks. Underscoring progress with this strategy, the Company said that guest satisfaction ratings reached five-year highs during the quarter, according to independent surveys conducted through June at Six Flags-branded parks.

Total revenue for the quarter declined 1%, from $360.6 million to $356.1 million, compared to the prior year period. Increased per capita revenue was offset by a decline in attendance. For the quarter, attendance declined 14% to
9.6 million from 11.2 million in the prior year quarter. The prior year quarter included 0.3 million in attendance from the New Orleans park, which is not operating in 2006 due to damage sustained from Hurricane Katrina.

The Company's net loss for the quarter was $39.6 million, compared to net income of $11.1 million in the second quarter of 2005.

Said Mark Shapiro, who was named President and Chief Executive Officer of Six Flags in December 2005, "In this transition year, we're focused on rebuilding the Six Flags brand by rebuilding the trust of our guests, particularly families. We view our investment to improve the quality of the Six Flags experience as an essential first step to position the Six Flags brand for future growth. We're encouraged by the continuing strength of our per cap spending, which was the key objective for this year, and by our guest satisfaction ratings coming in at a five-year high, which should spur attendance and restore credibility to our brand in the years to come."

Adjusted EBITDA(1) for the quarter was $63.0 million, compared to $94.9 million in the second quarter of 2005. Adjusted EBITDA includes approximately $1 million in costs associated with senior management and corporate strategy changes ("Management Change Costs"), and excludes the operations of our parks in Oklahoma City, Oklahoma; Sacramento, California; and Columbus, Ohio ("Discontinued Operations Parks") which have been classified as discontinued operations due to the Company's announced intention to dispose of those businesses.(2)

The Company also announced that its lenders have agreed to waive compliance with certain financial covenants for the period ended June 30, 2006 and to relax those same covenants through December 31, 2007, thus providing the Company with increased financial flexibility.

Second Quarter Results

Second quarter 2006 total revenues were $356.1 million, compared to $360.6 million for the second quarter 2005, a decrease of $4.5 million, or 1%. Attendance for the second quarter 2006 was 9.6 million, down 14% from 11.2 million in the second quarter 2005. Attendance was impacted by a decrease in season pass attendance and by the closing of the Six Flags New Orleans park, which together accounted for roughly 0.9 million of the 1.6 million decline in attendance, as well as adverse weather.

Per capita guest spending, which excludes sponsorship and other revenues not related to guest spending, increased $4.43, or 14%, to $35.41 from $30.98 in the second quarter 2005, as guests continued to spend more on admissions, food and beverage, merchandise, rentals, games, and parking.

Total costs and expenses, including cost of sales, depreciation, amortization, stock-based compensation and loss on fixed assets were $307.1 million for the quarter, compared to $280.5 million for the second quarter of 2005, an increase of $26.6 million, or 9%. The increased costs were driven largely by anticipated and strategic increases in salaries, wages and other expenses primarily associated with additional staffing and services in order to improve the guest experience through greater character presence, increased cleanliness, employee training and other initiatives ($29.6 million), stock-based compensation ($1.5 million), Management Change Costs ($1.0 million), and offset by a reduction in loss on fixed assets ($5.5 million).

Net loss applicable to common stock in the second quarter 2006 was $45.1 million, or $0.48 per share, compared to net income applicable to common stock of $5.6 million, or $0.06 per common share in the prior year period. The increased net loss for the quarter reflects approximately $15.1 million, or $0.16 per common share, of non-cash costs and other items not directly related to the ongoing operation of the business.
 Excluding these charges, net loss applicable to common stock would have been $0.32 per common share, compared to net income applicable to common stock of $0.03 per common share in the prior year period. (See the attached table for a reconciliation from net income (loss) applicable to common stock to net income
(loss) from continuing operations before these non-cash and other items.)

Adjusted EBITDA for the second quarter of 2006 was $63.0 million, compared to $94.9 million in the second quarter 2005. Excluding Management Change Costs and including the Discontinued Operations Parks, Adjusted EBITDA for the quarter would have been $64.7 million, compared to $96.9 million in the second quarter of 2005.

Six Month Results

For the six months ended June 30, 2006 (the "First Half 2006"), total revenues declined $11.3 million, or 3%, to $398.8 million from $410.1 million in the prior year period.

First Half 2006 total revenue per capita increased $4.71, or 15%, to $36.97, from $32.26 in the prior year period. Per capita guest spending, which excludes sponsorship and other revenues not related to guest spending, increased $4.38, or 14%, to $35.02 from $30.64 in the prior year period. Attendance for the period was 10.8 million, down 15% from 12.7 million during the prior year period.

Total costs and expenses, including cost of sales, depreciation, amortization, stock-based compensation and loss on fixed assets, increased $77.5 million to $519.0 million for the First Half 2006, compared to $441.5 million in the 2005 period. The key drivers of the increased costs were Management Change Costs ($12.6 million), stock-based compensation ($10.3 million), loss on fixed assets ($10.1 million) and increases in salaries, wages, and other expenses primarily associated with additional staffing, maintenance and other services ($44.5 million) undertaken to improve the guest experience.

Net loss applicable to common stock for the First Half 2006 was $291.6 million, or $3.10 per share, compared to net loss applicable to common stock of $178.6 million, or $1.92 per common share in the prior year period. The increased net loss in First Half 2006 reflects approximately $173.9 million, or $1.85 per common share, of non-cash costs and other items not directly related to the ongoing operation of the business. Excluding these charges, net loss applicable to common stock would have been $1.25 per common share, compared to $0.88 per common share in the second quarter 2005. (See the attached table for a reconciliation from net income (loss) applicable to common stock to net income
(loss) from continuing operations before these non-cash and other items.)

Adjusted EBITDA for the First Half 2006 declined from $27.1 million in the prior year period to a loss of $34.0 million, primarily as a result of increased costs. Excluding the Management Change Costs, and including the Discontinued Operations Parks, Adjusted EBITDA would have been a loss of $22.9 million, compared to $26.8 million in the prior year period.

Cash and Liquidity

As of June 30, 2006, the Company had $190 million outstanding on its $300 million revolving credit facility, no amounts drawn on its $82.5 million multi-currency revolving facility (excluding letters of credit in the amount of $32.5 million), and $83.4 million in cash.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company. Founded in 1961, Six Flags is celebrating its 45th Anniversary in 2006. It is a publicly-traded corporation (NYSE: SIX) headquartered in New York City.

Forward Looking Statements:
The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the caption "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on Six Flags' website http://www.sixflags.com.

                                        # # #
Contact:
Wendy Goldberg - (212) 652-9393


--------
(1) See the following tables and Note 2 to those tables for a discussion of EBITDA (Modified), Adjusted EBITDA, and a reconciliation to these amounts from net income (loss).
(2) Six Flags AstroWorld in Houston, Texas is also classified as a discontinued operation; however, it had no park operations during 2006 and the sale of its underlying land was completed in June 2006.


                                                           Six Flags, Inc.
                                          Three and Six Months Ended June 30, 2006 and 2005
                                              (In Thousands, Except Per Share Amounts)



Statement of Operations (1)                              Three Months Ended                          Six Months Ended
                                                              June 30,                                   June 30,
                                                  -------------------------------------     -------------------------------------
                                                     2006                 2005                 2006                  2005
                                                  -----------------   -----------------     -----------------   -----------------
Revenue                                             $ 356,080             $ 360,562          $  398,778             $  410,103

Costs and expenses (excluding
 depreciation, amortization, stock-based
 compensation, and loss on fixed assets)              268,563               238,915             416,121                361,566
Depreciation                                           35,886                34,918              71,960                 69,402
Amortization                                              220                   222                 439                    445
Stock-based compensation                                1,712                   166              10,775                    454
Loss on fixed assets                                      722                 6,247              19,723                  9,600
                                                  -----------------   -----------------     -----------------   -----------------
Income (loss) from operations                          48,977                80,094            (120,240)               (31,364)
                                                  -----------------   -----------------     -----------------   -----------------
Interest expense (net)                                 50,576                45,794              98,376                 90,556
Minority Interest in earnings                          23,462                25,531              14,485                 18,968
Equity in operations of partnerships                      190                     -                 318                      -
Early repurchase of debt                                    -                     -                   -                 19,303
Other Expense                                          11,272                 1,535              11,305                  1,083
                                                  -----------------   -----------------     -----------------   -----------------
Income (loss) from continuing operations
 before income taxes                                  (36,523)                7,234            (244,724)              (161,274)
Income tax (expense)                                   (2,035)               (1,566)             (2,202)                (2,521)
                                                  -----------------   -----------------     -----------------   -----------------
Income (loss) from continuing operations
 before discontinued operations and
 cumulative effect of a change in
 accounting principle                                 (38,558)                5,668            (246,926)              (163,795)

Discontinued Operations                                (1,029)                5,433             (32,670)                (3,823)
                                                  -----------------   -----------------     -----------------   -----------------
Income (loss) before cumulative effect of a
 change in accounting principle                       (39,587)               11,101            (279,596)              (167,618)

Cumulative effect of a change
  in accounting principle                                   -                     -              (1,038)                     -
                                                  -----------------   -----------------     -----------------   -----------------
Net income (loss)                                   $ (39,587)            $  11,101          $ (280,634)            $ (167,618)
                                                  =================   =================     =================   =================
Net income (loss) applicable to
  common stock                                      $ (45,079)            $   5,609          $ (291,619)            $ (178,603)
                                                  =================   =================     =================   =================
Per share - basic and diluted:
     Income (loss) from continuing operations       $   (0.47)            $       -          $    (2.74)            $    (1.88)
     Discontinued operations                        $   (0.01)            $    0.06          $    (0.35)            $    (0.04)
     Cumulative effect of a change in
        accounting principle                        $       -             $       -          $    (0.01)            $        -
                                                  -----------------   -----------------     -----------------   -----------------
Net income (loss)                                   $   (0.48)            $    0.06          $    (3.10)            $    (1.92)
                                                  =================   =================     =================   =================

                               Balance Sheet Data
                                 (In Thousands)


Balance Sheet Data                     June 30, 2006          December 31, 2005
                                       ---------------       ------------------
Cash and cash equivalents
  (excluding restricted cash)               $   83,370        $     81,534
Total assets                                 3,435,465           3,491,922


Current portion of long-term debt              199,674             113,601
Long-term debt (excluding current
  portion)                                   2,126,142           2,128,756
Mandatorily redeemable preferred
  stock                                        283,934             283,371
Total Stockholders' equity                     413,797             694,208






                                                         Three Months Ended                          Six Months Ended
                                                              June 30,                                   June 30,
                                                  ------------------------------------      -------------------------------------
                                                     2006                 2005                 2006                  2005
Other Data:                                       -----------------   ----------------      -----------------   -----------------
EBITDA (Modified) (2)                               $  87,517             $ 121,647           $ (17,343)              $ 48,537
Adjusted EBITDA (2)                                 $  62,952             $  94,896           $ (34,048)              $ 27,129
Adjusted EBITDA (including
  Frontier City, White Water Bay,
  Wyandot Lake, WaterWorld
  Sacramento, and excluding
  Management Change Costs)                          $  64,666             $  96,882           $ (22,903)              $ 26,760
Weighted average shares
  outstanding - basic                                  94,321                93,107              94,114                 93,105
Net cash provided by (used in) operating activities $  55,699             $ 122,444           $ (56,945)              $ 25,146



The following table sets forth a reconciliation of net income (loss) to EBITDA (Modified) and Adjusted EBITDA for the periods shown (in thousands):

                                                         Three Months Ended                          Six Months Ended
                                                              June 30,                                   June 30,
                                                  ------------------------------------      -------------------------------------
                                                     2006                 2005                 2006                  2005
                                                  -----------------   ----------------      -----------------   -----------------
Net income (loss)                                   $ (39,587)             $ 11,101          $ (280,634)             $(167,618)
Cumulative effect of a change in
  accounting principle                                      -                     -               1,038                      -
Discontinued operations                                 1,029                (5,433)             32,670                  3,823
Income tax expense                                      2,035                 1,566               2,202                  2,521
Other expense                                          11,272                 1,535              11,305                  1,083
Early repurchase of debt                                    -                     -                   -                 19,303
Equity in operations of partnerships                      190                     -                 318                      -
Minority interest in earnings                          23,462                25,531              14,485                 18,968
Interest expense (net)                                 50,576                45,794              98,376                 90,556
Loss on fixed assets                                      722                 6,247              19,723                  9,600
Amortization                                              220                   222                 439                    445
Depreciation                                           35,886                34,918              71,960                 69,402
Stock-based compensation                                1,712                   166              10,775                    454
                                                  -----------------   ----------------      -----------------   -----------------
EBITDA (Modified)                                      87,517               121,647             (17,343)                48,537
Third party interest in EBITDA
  of certain parks (3)                                (24,565)              (26,751)            (16,705)               (21,408)
                                                  -----------------   ----------------      -----------------   -----------------
Adjusted EBITDA                                     $  62,952              $ 94,896          $  (34,048)             $  27,129
                                                  =================   ================      =================   =================

The following table sets forth a reconciliation of Adjusted EBITDA to Adjusted EBITDA before giving effect to the reclassification of Frontier City, White Water Bay, Wyandot Lake, and WaterWorld Sacramento as Discontinued Operations and the Management Change Costs.


                                                         Three Months Ended                          Six Months Ended
                                                              June 30,                                   June 30,
                                                  ------------------------------------      -------------------------------------
                                                     2006                 2005                 2006                  2005
                                                  -----------------   ----------------      -----------------   -----------------

Adjusted EBITDA                                      $ 62,952              $ 94,896           $ (34,048)            $   27,129
Frontier City                                             704                 1,481                (466)                   344
White Water Bay                                           400                   616                 127                    287
Wyandot Lake                                             (277)                  (81)               (764)                  (624)
WaterWorld Sacramento                                     (73)                  (30)               (308)                  (376)
Management Change Costs                                   960                     -              12,556                      -
                                                  -----------------   ----------------      -----------------   -----------------
Adjusted EBITDA before Discontinued
 Operations reclassification and
 Management Change Costs                             $ 64,666              $ 96,882           $ (22,903)            $   26,760
                                                  =================   ================      =================   =================


The following table sets forth a reconciliation of net income (loss) applicable to common stock to net income (loss) from continuing operations before certain non-cash and other items. (4)

                                                         Three Months Ended                          Six Months Ended
                                                              June 30,                                   June 30,
                                                  ------------------------------------      -------------------------------------
                                                     2006                 2005                 2006                  2005
                                                  -----------------   ----------------      -----------------   -----------------
Net income (loss) applicable to common stock         $(45,079)              $ 5,609           $(291,619)            $ (178,603)
Loss on fixed assets                                      722                 6,247              19,723                  9,600
Early repurchase of debt                                    -                     -                   -                 19,303
Discontinued operations                                 1,029                (5,433)             32,670                  3,823
Cumulative effect of change in
  accounting treatment                                      -                     -               1,038                      -
Stock-based compensation                                1,712                   166              10,775                    454
Management Change Costs                                   960                     -              12,556                      -
Tax valuation allowance                                10,712                (3,429)             97,160                 63,817
                                                  -----------------   ----------------      -----------------   -----------------

Sub-total                                              15,135                (2,449)            173,922                 96,997
                                                  -----------------   ----------------      -----------------   -----------------
Net income (loss) from continuing operations
  before certain non-cash costs and other items      $(29,944)              $ 3,160           $(117,697)            $  (81,606)
                                                  =================   ================      =================   =================



Per share- basic and diluted:
Net income (loss) applicable to common stock         $  (0.48)               $ 0.06             $ (3.10)               $ (1.92)
Less: Certain non-cash costs and other
  items                                              $  (0.16)               $ 0.03             $ (1.85)               $ (1.04)
                                                  -----------------   ----------------      -----------------   -----------------
Net income (loss) from continuing operations
  before certain non-cash costs and other items      $  (0.32)               $ 0.03             $ (1.25)               $ (0.88)
                                                  =================   ================      =================   =================

                                    NOTES

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by accounting principles generally acceptable in the United States ("GAAP").

(2) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before cumulative effect of a change in accounting principle, discontinued operations, income tax expense (benefit), other expense, early repurchase of debt (formerly an extraordinary loss), equity in operations and partnerships, minority interest in earnings (losses), interest expense
      (net), amortization, depreciation, stock-based compensation, and loss on fixed assets. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) minus interests of third parties in EBITDA of the four parks plus our interest in one hotel, that are less than wholly owned. The Company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, "EBITDA-Based Measures") provide useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA-Based Measures are used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Neither of the EBITDA-Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measure presented by other companies.

(3) Represents interest of third parties in EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Marine World, plus the Company's interest in EBITDA of Six Flags Great Escape Lodge & Indoor Waterpark.

(4) The Company's reported results include items of income and expense that the Company believes are typically excluded by securities analysts in their published estimates for the Company's financial results. The Company therefore believes that presentation of net income (loss) from continuing operations before certain non-cash and other items is relevant and useful to investors. Excluded items include loss on fixed assets, early repurchase of debt, discontinued operations, cumulative effect of a change in accounting principle, stock-based compensation, Management Change Costs and effects of any deferred tax asset valuation allowance.